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                                                          Exhibit 99.26(h)(6)(i)

                               JANUS ASPEN SERIES

                          FUND PARTICIPATION AGREEMENT
                             (INSTITUTIONAL SHARES)

      THIS AGREEMENT is made this ____ day of ______________________, between JANUS ASPEN SERIES, an open-end management investment company organized as a Delaware business trust (the "TRUST"), Janus Distributors, Inc. ("Distributor"), a registered broker-dealer under the Securities Exchange Act of 1934 and member of the National Association of Securities Dealers, Inc., and a corporation organized under the laws of the State of Colorado, and Minnesota Life Insurance Company, a life insurance company organized under the laws of the State of Minnesota (the "COMPANY"), on its own behalf and on behalf of each segregated asset account of the Company set forth on SCHEDULE A, as may be amended from time to time (the "ACCOUNTS").

                              W I T N E S S E T H:

      WHEREAS, the Trust has registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 ACT"), and the beneficial interest in the Trust is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets (the "PORTFOLIOS"); and

      WHEREAS, the Trust has registered the offer and sale of a class of shares designated the Institutional Shares ("SHARES") of each of its Portfolios under the Securities Act of 1933, as amended (the "1933 ACT"); and

      WHEREAS, the Trust desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Trust (the "PARTICIPATING INSURANCE COMPANIES"); and

      WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") and is a member in good standing of the National Association of Securities Dealers ("NASD"); and

      WHEREAS, the Trust has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Trust to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (the "EXEMPTIVE ORDER"); and

      WHEREAS, the Company has registered or will register (unless registration is not

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required under applicable law) certain variable life insurance policies and/or variable annuity contracts under the 1933 Act (the "CONTRACTS"); and

      WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

      WHEREAS, the Company desires to utilize the Shares of one or more Portfolios as an investment vehicle of the Accounts;

      NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

                                    ARTICLE I
                              SALE OF TRUST SHARES

      1.1 The Trust shall make Shares of its Portfolios listed on SCHEDULE B available to the Accounts at the net asset value next computed after receipt of such purchase order by the Trust (or its agent), as established in accordance with the provisions of the then current prospectus of the Trust. Shares of a particular Portfolio of the Trust shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Trustees of the Trust (the "TRUSTEES") may refuse to sell Shares of any Portfolio to any person, or suspend or terminate the offering of Shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio. With respect to payment of purchase price by the Company and of redemption proceeds by the Trust, the Company and the Trust shall remit gross purchase and sale orders with respect to each Portfolio and shall transmit one net payment per Portfolio in accordance with the provisions of this ARTICLE I.

      1.2 The Trust will redeem any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account at the net asset value next computed after receipt by the Trust (or its agent) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust. The Trust shall make payment for such Shares in the manner established from time to time by the Trust, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act.

      1.3 For the purposes of SECTIONS 1.1 and 1.2, the Trust hereby appoints the Company as its agent for the limited purpose of receiving and accepting purchase and redemption orders resulting from investment in and payments under the Contracts. Receipt by the Company shall constitute receipt by the Trust provided that (i) such orders are received by the Company in good order prior to the time the net asset value of each Portfolio is priced in accordance with its prospectus and (ii) the Trust receives notice of such orders by 10:00 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC.

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      1.4   Purchase orders that are transmitted to the Trust in accordance with
SECTION 1.3 shall be paid for no later than 12:00 p.m. New York time on the same Business Day that the Trust receives notice of the order. Payments shall be made in federal funds transmitted by wire.

      1.5 Issuance and transfer of the Trust's Shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each Account.

      1.6 The Trust shall furnish prompt notice to the Company of any income dividends or capital gain distributions payable on the Trust's Shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's Shares in additional Shares of that Portfolio. The Trust shall notify the Company of the number of Shares so issued as payment of such dividends and distributions.

      1.7 The Trust shall make the net asset value per Share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per Share is calculated. If the Trust provides the Company with materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. The Trust shall make the determination as to whether an error in net asset value has occurred and is a material error in accordance with its own internal policies, which are consistent with SEC materiality guidelines. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.

      1.8 The Trust agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Exemptive Order. No Shares of any Portfolio will be sold directly to the general public. The Company agrees that Trust Shares will be used only for the purposes of funding the Contracts and Accounts listed in SCHEDULE A, as amended from time to time.

      1.9 The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding to those contained in SECTION 2.8 and
ARTICLE IV of this Agreement.

      1.10 (a) All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding minimum account sizes, market timing and excessive trading. The Company shall use its commercially reasonable best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to market timing. The Company acknowledges that orders accepted by it in violation of the Trust's stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. The Trust or its agent shall notify the Company of such cancellation prior to 12:00 p.m. EST on the next following Business Day after any such cancellation.

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            (b) In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

      1.11 The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding "forward pricing" and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall:

            (a) permit the Trust or its agent to audit its operations, as well as any books and records preserved in connection with its provision of services under this Agreement at the Trust's own expense and with advance written notice;

            (b) provide the Trust with the results of a Statement on Auditing Standards No. 70 (SAS 70) review or similar report of independent auditors as soon as practicable following execution of this Agreement; or

            (c) provide annual certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding "forward pricing" and the handling of mutual fund orders on a timely basis.

                                   ARTICLE II
                           OBLIGATIONS OF THE PARTIES

      2.1 The Trust shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust. The Trust shall bear the costs of registration and qualification of its shares, preparation and filing of the documents listed in this SECTION 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares.

      2.2 At the option of the Company, the Trust shall either (a) provide the Company (at the Company's expense) with as many copies of the Trust's Shares' current prospectus, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera ready copy of such documents in a form suitable for printing. The Trust shall provide the Company with a copy of the Shares' statement of additional information in a form suitable for duplication by the Company. The Trust (at its expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners.

      2.3   (a)   The Company shall bear the costs of printing and distributing the Trust's Shares' prospectus, statement of additional information, shareholder reports and other shareholder communications to owners of and applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle. The Company shall bear the costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to

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Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.

            (b) If the Company elects to include any materials provided by the Trust, specifically prospectuses, statements of additional information ("SAIs"), shareholder reports and proxy materials, on its web site or in any other computer or electronic format, the Company assumes sole responsibility for maintaining such materials in the form provided by the Trust and for promptly replacing such materials with all updates provided by the Trust. The Trust agrees to provide all such materials required by the Company in Portable Document Format (PDF) in a timely fashion at no additional cost.

      2.4 The Company agrees and acknowledges that the Trust's adviser, Janus Capital Management LLC or its affiliates ("JANUS CAPITAL") is the sole owner of the name and mark "Janus" and that all use of any designation comprised in whole or part of Janus (a "JANUS MARK") under this Agreement shall inure to the benefit of Janus Capital. Except as provided in SECTION 2.5, the Company shall not use any Janus Mark on its own behalf or on behalf of the Accounts or Contracts in any registration statement, advertisement, sales literature or other materials relating to the Accounts or Contracts without the prior written consent of Janus Capital. All references contained in this Agreement to the name or mark "Janus" shall include but not be limited to the Janus logo, the website WWW.JANUS.COM and any and all electronic links relating to such website. The Company will make no use of the name or mark "Janus" except as expressly provided in this Agreement or expressly authorized by Janus Capital in writing. All goodwill associated with the name and mark "Janus" shall inure to the benefit of Janus Capital or its affiliates. Upon termination of this Agreement for any reason, the Company shall cease any and all use of any Janus Mark(s).

      2.5 The Company shall furnish, or cause to be furnished, to the Trust or its designee, a copy of each Contract prospectus or statement of additional information in which the Trust or its investment adviser is named prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee, each piece of sales literature or other promotional material in which the Trust or its investment adviser is named, at least fifteen (15) Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within fifteen (15) Business Days after receipt of such material.

      2.6 The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or its investment adviser in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust Shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

      2.7 Neither the Trust nor the Distributor shall not give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately

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derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the written permission of the Company.

      2.8 So long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable policyowners, the Company will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Accounts, in shares of the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust. With respect to each Account, the Company will vote Shares of the Trust held by the Account and for which no timely voting instructions from policyowners are received as well as Shares it owns that are held by that Account, in the same proportion as those Shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract owners without the prior written consent of the Trust, which consent may be withheld in the Trust's sole discretion.

      2.9 The Company has determined that the investment restrictions set forth in the current Trust prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts' investment therein. The Company shall notify the Trust of any additional applicable state insurance laws that restrict the Portfolios' investments, or otherwise affect the operation of the Trust after the date of this Agreement.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      3.1   The Company represents and warrants that:

            (a) it is an insurance company duly organized and in good standing under the laws of the State of Minnesota and that it has legally and validly established each Account as a segregated asset account under such law on the date set forth in SCHEDULE A;

            (b) each Account has been registered or, prior to any issuance or sale of the Contracts, will be registered as a unit investment trust in accordance with the provisions of the 1940 Act;

            (c) the Contracts or interests in the Accounts (1) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively (2) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and the sale of the Contracts shall comply in all material respects with state insurance suitability requirements; and

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            (d)   it is in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.

            (e) The Company is a "financial intermediary" as defined by the Rule and hereby agrees to the provisions set forth in SCHEDULE C of this Agreement, which are hereby expressly incorporated herein.

      3.2   The Trust represents and warrants that:

            (a) it is duly organized and validly existing under the laws of the State of Delaware and that it does and will comply in all material respects with the 1940 Act and the rules and regulations thereunder;

            (b) the Trust Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and the Trust shall be registered under the 1940 Act prior to any issuance or sale of such Shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares. The Trust shall register and qualify its Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust; and

            (c) the investments of each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder ("Code"). The Trust further represents and warrants that it will notify the Company immediately upon having a reasonable basis for believing it has ceased to comply or might not comply and will in that event immediately take all reasonable steps to achieve compliance.

            (d) that it is currently qualified as a "regulated investment company" under Subchapter M of the Code, that it will make every effort to maintain such qualification and will notify the Company immediately upon having a reasonable basis for believing it has ceased to so qualify or might not so qualify in the future.

      3.3 The Trust and Distributor represent and warrant that each of them and all of their directors, officers, employees and others dealing with the money or securities, or both, of a Portfolio shall at all times be covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage required by Rule 17g-1 or other regulations under the 1940 Act. Such bond shall include coverage for larceny and embezzlement and be issued by a reputable bonding company.

      3.4 The Distributor represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the SEC. The Distributor further represents that it will sell and distribute the Fund shares in accordance with the laws of the State of Minnesota and all applicable state and federal securities laws, including without limitation the 1933 Act, the 1934 Act, and the 1940 Act.

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                                   ARTICLE IV
                               POTENTIAL CONFLICTS

      4.1 The parties acknowledge that the Trust's shares may be made available for investment to other Participating Insurance Companies. In such event, the Trustees will monitor the Trust for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Trustees shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

      4.2 The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Trustees. The Company will assist the Trustees in carrying out their responsibilities under the Exemptive Order by providing the Trustees with all information reasonably necessary for the Trustees to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

      4.3 If it is determined by a majority of the Trustees, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists that affects the interests of Contract owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Trustees) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Trust, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (I.E., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

      4.4 If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust's election, to withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented. Until the end of such six (6) month period, the Trust shall continue to accept and

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implement orders by the Company for the purchase and redemption of shares of the
Trust.

      4.5 If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Trust and terminate this Agreement with respect to such Account within six (6) months after the Trustees inform the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of Shares of the Trust.

      4.6 For purposes of SECTIONS 4.3 through 4.6 of this Agreement, a majority of the disinterested Trustees shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Trustees determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account's investment in the Trust and terminate this Agreement within six (6) months after the Trustees inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested Trustees.

      4.7 The Company shall at least annually submit to the Trustees such reports, materials or data as the Trustees may reasonably request so that the Trustees may fully carry out the duties imposed upon them by the Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Trustees.

      4.8 If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Exemptive Order) on terms and conditions materially different from those contained in the Exemptive Order, then the Trust and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

                                    ARTICLE V
                                 INDEMNIFICATION

      5.1 INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless the Trust or Distributor and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust or Distributor within the meaning of Section 15 of the 1933 Act (collectively, the "INDEMNIFIED PARTIES" for purposes of this ARTICLE V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the indemnified party) or expenses (including the reasonable costs of investigating or

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defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "LOSSES"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

            (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature for the Trust generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, the "COMPANY DOCUMENTS" for the purposes of this
ARTICLE V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or the Shares; or

            (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the Trust Documents as defined in SECTION 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or the Shares; or

            (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Trust Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

            (d) arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

            (e) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

      5.2 INDEMNIFICATION BY THE DISTRIBUTOR. The Distributor agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "INDEMNIFIED PARTIES" for purposes of this ARTICLE V) against any and all Losses, to which the Company Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

            (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto), (collectively, the "TRUST DOCUMENTS" for the purposes of this ARTICLE V), or arise out of or are based upon the omission or the alleged omission

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to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust or Distributor by or on behalf of the Company for use in the Trust Documents or otherwise for use in connection with the sale of the Contracts or the Shares; or

            (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the Company Documents) or wrongful conduct of the Trust or persons under its control, or conduct of the Distributor or persons under its control, with respect to the sale or acquisition of the Contracts or Trust or the Shares; or

            (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust or the Distributor; or

            (d) arise out of or result from any failure by the Trust or the Distributor to provide the services or furnish the materials required under the terms of this Agreement, including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements as set forth in Article III of this Agreement; or

            (e) arise out of or result from any material breach of any representation and/or warranty made by the Trust or the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust or the Distributor.

      5.3 INDEMNIFICATION BY THE TRUST. The Trust agrees to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "INDEMNIFIED PARTIES" for purposes of this ARTICLE V) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

            (a) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto), (collectively, the "TRUST DOCUMENTS" for the purposes of this ARTICLE V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Trust or Distributor by or on behalf of the Company for use in the Trust Documents or otherwise for use in connection with the sale of the Contracts or the Shares; or

            (b) arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the Company Documents) or wrongful conduct of the Trust or persons under its control, or conduct of the Distributor or persons under its control, with respect to the sale or acquisition of the Contracts or Trust or the Shares; or

            (c) arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in the Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Trust or the Distributor; or

            (d) arise out of or result from any failure by the Trust or the Distributor to provide the services or furnish the materials required under the terms of this Agreement, including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification requirements as set forth in Article III of this Agreement; or

            (e) arise out of or result from any material breach of any representation and/or warranty made by the Trust or the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Trust or the Distributor.

      5.4 None of the parties shall be liable under the indemnification provisions of SECTIONS 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party's willful misfeasance, bad faith or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

      5.5 None of the parties shall be liable under the indemnification provisions of SECTIONS 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of SECTIONS 5.1 and 5.2.

      5.6 In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                                   ARTICLE VI
                                   TERMINATION

      6.1 This Agreement may be terminated by any party for any reason by ninety (90) days advance written notice delivered to the other party.

      6.2 Notwithstanding any termination of this Agreement, the Trust shall, at the option of the Company, continue to make available additional shares of the Trust (or any Portfolio) pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement, provided that the Company continues to pay the costs set forth in SECTION 2.3.

      6.3 The provisions of ARTICLE V shall survive the termination of this Agreement, and the provisions of ARTICLE IV and SECTION 2.8 shall survive the termination of this Agreement as long as Shares of the Trust are held on behalf of Contract owners in accordance with SECTION 6.2.

                                   ARTICLE VII
                                     NOTICES

      Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

            If to the Trust:

                  Janus Aspen Series
                  151 Detroit Street
                  Denver, Colorado 80206
                  Attention: General Counsel

            If to the Distributor:

                  Janus Distributors, Inc.
                  151 Detroit Street
                  Denver, Colorado 80206
                  Attention: General Counsel

            If to the Company:

                  Minnesota Life Insurance Company
                  400 Robert Street North
                  St. Paul, Minnesota 55101
                  Attention: General Counsel

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      8.2 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

      8.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

      8.4 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of State of Colorado.

      8.5 The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and that no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.

      8.6 Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the National Association of Securities Dealers, Inc., and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

      8.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

      8.8 The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

      8.9 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other party.

      8.10 No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.


                                   JANUS ASPEN SERIES


                                   By:
                                      ------------------------------------
                                   Name:
                                        ----------------------------------
                                   Title:
                                         ---------------------------------


                                   JANUS DISTRIBUTORS, INC.


                                   By:
                                      ------------------------------------
                                   Name:
                                        ----------------------------------
                                   Title:
                                         ---------------------------------


                                   MINNESOTA LIFE INSURANCE COMPANY


                                   By:
                                      ------------------------------------
                                   Name: Bruce P. Shay
                                   Title: Senior Vice President

                                   SCHEDULE A
                   SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

NAME OF SEPARATE ACCOUNT               CONTRACTS FUNDED BY
AND DATE OF INCEPTION                  SEPARATE ACCOUNT                   POLICY FORM #
---------------------                  ----------------                   -------------
Minnesota Life Individual Variable     Minnesota Life Accumulator            07-660
Universal Life Account                 Variable Universal Life Policy

                                   SCHEDULE B
                               LIST OF PORTFOLIOS

NAME OF PORTFOLIO

All Portfolios of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).

         [SCHEDULE C TO BE INCLUDED IF OPTION B. IN 22C-2 REPRESENTATION IN THE AGREEMENT (SECTION 2(E) IS CHOSEN]

                                   SCHEDULE C
                 RULE 22C-2 PROVISION OF SHAREHOLDER INFORMATION

The parties hereby agree as follows:

      1.    SHAREHOLDER INFORMATION

            1.1 AGREEMENT TO PROVIDE INFORMATION. The Company agrees to provide the Trust, upon written request, certain information to include the following:

      - The taxpayer identification number ("TIN"), the individual/international taxpayer identification number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Contract Owner(s) of an account or accounts maintained by Company during the period covered by the request; and

      - The amount, date, name or other identifier of any investment professional(s) or financial adviser associated with the Contract Owner(s) or account(s) (if known); and

      - Transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Shares held through the account or accounts.

      - Unless otherwise requested by Trust, this section shall be read to require Company to provide only that information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

            1.1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Trust may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Portfolio(s) for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

            1.1.2 FORM AND TIMING OF RESPONSE. The Company agrees to transmit the requested information that is on its books and records to the Trust or its designee promptly, but in any event not later than ten (10) business days, after receipt of a request. If requested by Janus or its designee, Minnesota Life agrees to use best efforts (i) to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself an Intermediary ("indirect intermediary") and
(ii) upon further request of the Fund or its designee, either (A) to provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (B) to restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. In such instance, the Company agrees to inform the Trust whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Trust should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as provided for in the Rule.

            1.1.3 LIMITATIONS ON USE OF INFORMATION. The Trust agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Company.

            1.2 AGREEMENT TO RESTRICT TRADING. The Company agrees to execute written instructions from the Trust to restrict or prohibit further purchases or exchanges of Shares by a Contract owner that has been identified by the Trust as having engaged in transactions of the fund's Shares (directly or indirectly through the Company's account) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Trust. Unless otherwise directed by the Janus, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Minnesota Life. Instructions must be received by Minnesota Life at the following address, or such other address that Minnesota Life may communicate to Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

      Minnesota Life Insurance Company
      400 Robert Street North
      St. Paul, Minnesota 55101-2098
      Attention: Christina Moore
      Phone: 651-665-4715
      E-mail: christina.moore@securian.com

            1.2.1 FORM OF INSTRUCTIONS. Instructions to restrict or prohibit trading must include the TIN, ITIN OR GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN OR GII is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or Account(s) or other agreed upon information to which the instruction relates.

            1.2.2 TIMING OF RESPONSE. The Company agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by the Company.

            1.2.3 CONFIRMATION BY THE COMPANY. The Company must provide written confirmation to the Trust that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

      1.3.  DEFINITIONS For purposes of this Schedule C:

            1.3.1 The term "Shares" means the interests of Contract owners corresponding to the redeemable securities of record issued by the Trust under the 1940 Act that are held by the Company.

            1.3.2 The term "Shareholder" means:

            a. the beneficial owner of Shares, whether the Shares are held directly or by the Company in nominee name;

            b. as this Letter Agreement relates to retirement plan accounts, the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of the Shares; and

            c. as this Letter Agreement relates to accounts of variable annuities or variable life insurance contracts, the holder of interest in a variable annuity or variable life insurance contract issued by the Service Provider.

            1.3.4 The term "written" includes electronic writings and facsimile transmissions.

            1.3.5 The term "Intermediary" means a "financial intermediary" as defined in SEC Rule 22c-2 and shall include an "Account".

            1.3.6 The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Portfolio as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; or (iv) allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction, contributions, or planned premium payments to the Contract.

            1.3.7. The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers or assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.